Company contacts:
Steve Shattuck
WD Press Relations
949.672.7817
steve.shattuck@wdc.com

Bob Blair
WDC Investor Relations
949.672.7834
robert.blair@wdc.com

FOR IMMEDIATE RELEASE:

STEVE MILLIGAN WILL BECOME CEO OF WESTERN DIGITAL ON RETIREMENT OF
JOHN COYNE IN JANUARY 2013

IRVINE, CA—Sept. 10, 2012 — Western Digital Corp. (NASDAQ: WDC) today announced that Steve Milligan will become chief executive officer of the company on January 2, 2013, succeeding John Coyne, who is retiring on that same date. Milligan, 49, is currently president of Western Digital and will retain the title of president when he becomes CEO. Following Coyne’s retirement, Milligan will be appointed to the Western Digital board of directors.

“We are grateful to John Coyne for his many years of dedication and strong leadership,” said Tom Pardun, chairman of the board. “He and his team have strategically positioned the company at the center of the storage industry, as a consistently profitable market and technology leader well positioned to address the tremendous opportunities in the changing digital world.

“We are fortunate to have another accomplished and experienced leader in Steve Milligan, ready to lead the company at this exciting time,” continued Pardun. “We believe Steve’s vision and demonstrated leadership skills will serve our customers, employees and shareholders well in the years ahead. The strong working relationship between John and Steve will provide for an orderly transition in the months ahead.”

Coyne, 63, has served as CEO of Western Digital since January 2007 and spent the vast majority of a distinguished career in the electronics industry with Western Digital, joining the company in 1983. Under his leadership, Western Digital became the world’s largest maker of hard drives, through a relentless focus on the quality and reliability of its products, product portfolio expansion to capture evolving market trends, efficiency in its manufacturing operations and asset management, and excellence in its customer and supply chain relationships. In the last six years, WDC has grown its revenue three fold, been consistently profitable, generated significant cash and completed several successful strategic transactions including the recent acquisition of Hitachi Global Storage Technologies (HGST), formerly the hard drive division of Hitachi Ltd.

Milligan rejoined Western Digital earlier this year as president as a result of the HGST acquisition. He had served as HGST’s president from March 2009 to December 2009 and as its president and chief executive officer from December 2009 until WDC’s acquisition of HGST in March 2012. From 2007 to 2009, he served as HGST’s chief financial officer. From 2004 to 2007, Milligan served as chief financial officer of Western Digital. Previously, he held a variety of financial and accounting roles at Dell and Price Waterhouse.

Under his leadership, HGST initiated a significant transformation of its business to focus on market-driven leadership, sustainable growth, operational excellence, and financial discipline. These initiatives helped HGST significantly improve its operational performance and achieve consistent profitability prior to its acquisition by Western Digital.

Before launching his career in business, Milligan was a long time resident of Columbus, Ohio, and graduated from the Ohio State University.

About Western Digital

Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is a global provider of products and services that empower people to create, manage, experience and preserve digital content. Its companies design and manufacture storage devices, networking equipment and home entertainment products under the WD, HGST and G-Technology brands. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

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